Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-269063, 333-268064 and 333-264518) and Form S-8 (Nos. 333-286033) of Quantum Computing Inc. of our report dated April 17, 2026 relating to the consolidated financial statements of Luminar Semiconductor, Inc., which appears in this Current Report on Form 8-K.

/s/ BPM LLP

San Jose, California

April 17, 2026